Exhibit 23.2

Onestop Assurance PAC 10 Anson Road #06-15 International Plaza Singapore 079903 Email:audit@onestop-ca.com Website: www.onestop-ca.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in this Registration Statement on Form S-8 of SKK Holdings Limited of our report dated September 3, 2024 with respect to our audits of consolidated financial statements of SKK Holdings Limited and its subsidiaries (collectively referred to as the “Company”) as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, which appears in SKK Holdings Limited’s Form F1/A dated September 3, 2024.

Onestop Assurance PAC

Singapore

December 31, 2024